EXHIBIT 99

DEAN HOLDING COMPANY

CONSOLIDATED BALANCE SHEET INFORMATION

(Unaudited)

(In thousands)

September 30, 2012
Assets
Current assets:
Cash and cash equivalents	$11,545
Receivables, net	322,825
Inventories	135,084
Deferred income taxes	24,289
Prepaid expenses and other current assets	5,680

Total current assets	499,423
Property, plant and equipment, net	491,134
Goodwill	46,428
Identifiable intangible and other assets, net	185,124

Total	$1,222,109

Liabilities and Parent’s Net Investment
Current liabilities:
Accounts payable and accrued expenses	$248,747
Current portion of debt	3

Total current liabilities	248,750
Long-term debt	130,425
Deferred income taxes	105,506
Other long-term liabilities	44,979
Parent’s net investment:
Parent’s net investment	695,381
Accumulated other comprehensive loss	(2,932)

Total parent’s net investment	692,449

Total	$1,222,109

DEAN HOLDING COMPANY

CONSOLIDATED OPERATING INFORMATION

(Unaudited)

(In thousands)

Nine Months Ended September 30, 2012
Net sales	$3,016,806
Cost of sales	2,353,623

Gross profit	663,183
Operating costs and expenses:
Selling and distribution	470,407
General and administrative	39,812
Amortization of intangibles	899
Facility closing and reorganization costs	2,143

Total operating costs and expenses	513,261

Operating income	149,922
Other expense:
Interest expense	8,606
Other expense, net	76,745

Total other expense	85,351

Income before income taxes	64,571
Income taxes	22,773

Net income	$41,798

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